Exhibit 99.1

ORCHID ISLAND CAPITAL ANNOUNCES Third QUARTER 2023 RESULTS

VERO BEACH, Fla. (October 26, 2023) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2023.

Third Quarter 2023 Results

●	Net loss of $80.1 million, or $1.68 per common share, which consists of:
●	Net interest expense of $8.6 million, or $0.18 per common share
●	Total expenses of $4.6 million, or $0.10 per common share
●	Net realized and unrealized losses of $66.9 million, or $1.40 per common share, on RMBS and derivative instruments, including net interest income on interest rate swaps
●	Third quarter dividends declared and paid of $0.48 per common share
●	Book value per common share of $8.92 at September 30, 2023
●	Total return of (15.77)%, comprised of $0.48 dividend per common share and $2.24 decrease in book value per common share, divided by beginning book value per common share

Other Financial Highlights

●	Borrowing capacity in excess of September 30, 2023 outstanding repurchase agreement balances of $4,427.0 million, spread across 20 active lenders
●	Company to discuss results on Friday, October 27, 2023, at 10:00 AM ET
●	Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “As the third quarter unfolded interest rates were trading in a fairly well-defined range, volatility was trending lower and we were comfortable with our leverage and positioning.  Orchid has maintained a lower coupon bias throughout the tightening cycle that began in 2022 as we believe these securities still offer superior total return potential over new origination, higher coupon securities.  We continue to hold these securities for the same reasons although we used the proceeds from capital raising activity via our ATM program and paydowns to add higher coupon, low pay-up specified pools and hedged these positions predominantly with swaps.  We added higher coupons to mitigate the lower carry of our legacy assets to allow us to continue to hold them and retain their higher return potential in the event of a normalization of rates and U.S. Treasury curve shape.

“The rates market shifted dramatically during the quarter. The credit rating of the U.S. was downgraded by Fitch, and Moody's has indicated it may do the same. Deficits in the U.S. were revised meaningfully higher in July as the Congressional Budget Office raised its estimate for the deficit this year to near $2 trillion. As the anticipated supply of U.S. Treasury debt has shifted up dramatically, the market appears to be demanding a term-premium to hold this debt. At the conclusion of the Federal Reserve's (the "Fed") September FOMC meeting, the Fed released its “dot” plot, a summary of FOMC members' anticipated level of the Federal Funds rate for the next several years. The dot plot released reflected a Federal Funds rate 50 basis points higher at the end of 2024 than the last dot plot issued at the conclusion of the FOMC meeting in June. The increase reflected expectations for a minimal reduction in the Federal Funds rate prior to the end of 2024. The Fed cited the persistently strong economy as the reason for keeping monetary policy restrictive for so long.  Economic data released during the third quarter implies the U.S. economy is very resilient in the face of higher interest rates and growth for the quarter was 4.9%.  All of these factors caused rates to increase dramatically, and they continue to do so into the fourth quarter. We have yet to see the rates market stabilize.  All of these interest rate and economic forces coupled with the multiple sources of uncertainty created by the emerging war in the middle east, a House of Representatives without a speaker, and a presidential election on the horizon, among other factors, have created a perfect storm for financial markets and the mortgage market in particular.  In the case of the latter, the elevated levels of volatility resulting from all of the above coupled with few buyers of the asset class have led to meaningful underperformance for the sector since early August and since mid-September in particular. The fact investors can earn more than 5% holding cash or U.S. Treasury bills has kept buyers of Agency RMBS on the sidelines and left the Agency RMBS sector, as well as many other risky asset classes, to perform very poorly.

“In response to the significant increase in interest rates and volatility, with the corresponding weakness in Agency RMBS assets continuing since the end of the third quarter, we have reduced our leverage and increased hedges. Since September 30, 2023, we have reduced our holding of 30-year fixed rate 3.0% coupons by approximately 40%, added to shorts in the same coupon and eliminated our 15-year TBA long position.  Finally, we eliminated our short TBA positions in higher coupons.  In the face of such challenging market conditions our goal is to weather the current storm by preserving our liquidity and maintaining suitable levels of leverage while attempting to maximize our potential upside when the market stabilizes.  Going forward, there remains considerable uncertainty as to what lies beyond the current Fed tightening cycle.  Will the Fed succeed in slowing demand and bring inflation back towards its 2.0% target, ultimately leading to reduced short-term rates and a steeper rates curve that is positively sloped?  Or are we entering a new “new normal”, with rates appreciably higher than those that prevailed before the pandemic, with funding costs still at very elevated levels, rates generally much higher and maybe even inflation settling in above the Fed’s target? We anticipate the former outcome will materialize soon enough and are positioned accordingly. However, we are also prepared to make additional adjustments if the latter comes to pass.”

Details of Third Quarter 2023 Results of Operations

The Company reported net loss of $80.1 million for the three month period ended September 30, 2023, compared with a net loss of $84.5 million for the three month period ended September 30, 2022. The Company increased its Agency RMBS portfolio over the course of the third quarter of 2023, from $4.4 billion at June 30, 2023 to $4.5 billion at September 30, 2023. Interest income on the portfolio in the third quarter was up approximately $10.2 million from the second quarter of 2023. The yield on our average Agency RMBS increased from 3.81% in the second quarter of 2023 to 4.51% for the third quarter of 2023, repurchase agreement borrowing costs increased from 4.88% for the second quarter of 2023 to 5.44% for the third quarter of 2023, and our net interest spread improved from (1.07)% in the second quarter of 2023 to (0.93)% in the third quarter of 2023.

Book value decreased by $2.24 per share in the third quarter of 2023. The decrease in book value reflects our net loss of $1.68 per share and the dividend distribution of $0.48 per share. The Company recorded net realized and unrealized losses of $1.40 per share on Agency RMBS assets and derivative instruments, including net interest income on interest rate swaps.

Prepayments

For the quarter ended September 30, 2023, Orchid received $99.5 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 6.0%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
September 30, 2023	6.1	5.7	6.0
June 30, 2023	5.6	7.0	5.6
March 31, 2023	3.9	5.7	4.0
December 31, 2022	4.9	6.0	5.0
September 30, 2022	6.1	10.4	6.5
June 30, 2022	8.3	13.7	9.4
March 31, 2022	8.1	19.5	10.7

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of September 30, 2023 and December 31, 2022:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2023
Fixed Rate RMBS	$4,502,115	99.6%	4.03%	335	1-Sep-53
Interest-Only Securities	17,833	0.4%	4.01%	225	25-Jul-48
Inverse Interest-Only Securities	277	0.0%	0.00%	277	15-Jun-42
Total Mortgage Assets	$4,520,225	100.0%	4.01%	333	1-Sep-53
December 31, 2022
Fixed Rate RMBS	$3,519,906	99.4%	3.47%	339	1-Nov-52
Interest-Only Securities	19,669	0.6%	4.01%	234	25-Jul-48
Inverse Interest-Only Securities	427	0.0%	0.00%	286	15-Jun-42
Total Mortgage Assets	$3,540,002	100.0%	3.46%	336	1-Nov-52

($ in thousands)
	September 30, 2023		December 31, 2022
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$2,989,840	66.1%	$2,320,960	65.6%
Freddie Mac	1,530,385	33.9%	1,219,042	34.4%
Total Portfolio	$4,520,225	100.0%	$3,540,002	100.0%

	September 30, 2023	December 31, 2022
Weighted Average Pass-through Purchase Price	$104.87	$106.41
Weighted Average Structured Purchase Price	$18.74	$18.74
Weighted Average Pass-through Current Price	$89.08	$91.46
Weighted Average Structured Current Price	$13.92	$14.05
Effective Duration (1)	5.460	5.580

(1)

Effective duration is the approximate percentage change in price for a 100 bps change in rates. An effective duration of  5.460 indicates that an interest rate increase of 1.0% would be expected to cause a 5.460% decrease in the value of the RMBS in the Company’s investment portfolio at September 30, 2023. An effective duration of 5.580 indicates that an interest rate increase of 1.0% would be expected to cause a 5.580% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2022. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges. Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of September 30, 2023, the Company had outstanding repurchase obligations of approximately $4,427.0 million with a net weighted average borrowing rate of 5.49%. These agreements were collateralized by RMBS and U.S. Treasury securities with a fair value, including accrued interest, of approximately $4,537.1 million and cash pledged to counterparties of approximately $113.4 million. The Company’s adjusted leverage ratio, defined as the balance of repurchase agreement liabilities divided by stockholders' equity, at September 30, 2023 was 9.5 to 1. At September 30, 2023, the Company’s liquidity was approximately $163.7 million consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases). To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash. Below is a list of our outstanding borrowings under repurchase obligations at September 30, 2023.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
Cantor Fitzgerald & Co.	$354,817	8.1%	5.48%	$18,500	28
Wells Fargo Bank, N.A.	353,817	8.0%	5.47%	18,931	26
Mirae Asset Securities (USA) Inc.	337,442	7.6%	5.51%	14,082	42
ASL Capital Markets Inc.	321,162	7.3%	5.49%	17,557	39
J.P. Morgan Securities LLC	320,537	7.2%	5.47%	17,940	16
Mitsubishi UFJ Securities (USA), Inc.	312,097	7.0%	5.51%	17,114	50
Citigroup Global Markets, Inc.	294,638	6.7%	5.45%	15,239	10
RBC Capital Markets, LLC	293,169	6.6%	5.52%	9,273	46
Daiwa Capital Markets America, Inc.	232,596	5.3%	5.49%	9,377	17
ED&F Man Capital Markets Inc.	222,216	5.0%	5.44%	9,639	9
ING Financial Markets LLC	212,132	4.8%	5.48%	8,861	33
ABN AMRO Bank N.V.	211,135	4.8%	5.52%	5,925	45
Merrill Lynch, Pierce, Fenner & Smith Inc.	196,295	4.4%	5.54%	6,821	46
Banco Santander, N.A.	182,495	4.1%	5.49%	7,833	35
Goldman Sachs & Co. LLC	173,371	3.9%	5.47%	9,118	18
StoneX Financial Inc.	167,366	3.8%	5.54%	8,783	63
South Street Securities, LLC	111,871	2.5%	5.51%	5,807	57
BMO Capital Markets Corp.	110,904	2.5%	5.47%	5,803	12
Lucid Prime Fund, LLC	10,575	0.2%	5.50%	568	19
Lucid Cash Fund USG, LLC	8,312	0.2%	5.50%	462	19
Total / Weighted Average	$4,426,947	100.0%	5.49%	$207,633	32

(1)

Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts. The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented. At September 30, 2023, such instruments were comprised of U.S. Treasury note (“T-Note”) futures contracts, interest rate swap agreements, interest rate swaption agreements, interest rate caps, interest rate floors and contracts to sell to-be-announced ("TBA") securities.

The table below presents information related to the Company’s T-Note futures contracts at September 30, 2023.

($ in thousands)
	September 30, 2023
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Treasury Note Futures Contracts (Short Positions)(2)
December 2023 5-year T-Note futures (Dec 2023 - Feb 2028 Hedge Period)	$471,500	4.33%	4.78%	$5,414
December 2023 10-year T-Note futures (Dec 2023 - Aug 2030 Hedge Period)	$395,000	4.24%	4.97%	$9,069

(1)	Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.
(2)	5-Year T-Note futures contracts were valued at a price of $105.4. The contract values of the short positions were $496.8 million. 10-Year T-Note futures contracts were valued at a price of $108.1. The contract values of the short positions were $426.8 million.

The table below presents information related to the Company’s interest rate swap positions at September 30, 2023.

($ in thousands)
		Average
		Fixed	Average	Average
	Notional	Pay	Receive	Maturity
	Amount	Rate	Rate	(Years)
Expiration > 1 to ≤ 5 years	$500,000	0.84%	5.31%	3.0
Expiration > 5 years	$2,126,500	2.84%	5.31%	7.4
	$2,626,500	2.46%	5.31%	6.6

The following table presents information related to our interest rate swaption positions as of September 30, 2023.

($ in thousands)
	Option			Underlying Swap
			Weighted				Weighted
			Average		Average	Average	Average
		Fair	Months to	Notional	Fixed	Adjustable	Term
Expiration	Cost	Value	Expiration	Amount	Rate	Rate	(Years)
Payer Swaptions (long positions)
≤ 1 year	$1,619	$1,418	8.0	$800,000	5.40%	SOFR	1.0
	$1,619	$1,418	8.0	$800,000	5.40%		1.0

The following table presents information related to our interest cap positions as of September 30, 2023.

($ in thousands)
			Strike		Estimated
	Notional		Swap	Curve	Fair
Expiration	Amount	Cost	Rate	Spread	Value
February 8, 2024	$200,000	$1,450	0.09%	2Y10Y	$704

The table below presents information related to the Company’s interest rate floor positions at September 30, 2023.

($ in thousands)
			Strike
	Notional		Swap		Fair
	Amount	Cost	Rate	Terms	Value
September 30, 2023
Long Position	$1,000,000	$2,500	0.13%	2Y_2s30s	$3,981
Short Position	$(1,000,000)	$(1,358)	(0.37)%	2Y_2s30s	$(2,500)

The following table summarizes our contracts to sell TBA securities as of September 30, 2023.

($ in thousands)
	Notional			Net
	Amount	Cost	Market	Carrying
	Long (Short)(1)	Basis(2)	Value(3)	Value(4)
September 30, 2023
15-Year TBA securities:
5.00%	$100,000	$97,617	$97,386	$(231)
30-Year TBA securities:
3.00%	(350,000)	(297,154)	(290,116)	7,038
6.00%	(100,000)	(99,872)	(98,766)	1,106
6.50%	(152,500)	(154,382)	(153,310)	1,072
	$(502,500)	$(453,791)	$(444,806)	$8,985

(1)	Notional amount represents the par value (or principal balance) of the underlying Agency RMBS.
(2)	Cost basis represents the forward price to be paid (received) for the underlying Agency RMBS.
(3)	Market value represents the current market value of the TBA securities (or of the underlying Agency RMBS) as of period-end.
(4)

Net carrying value represents the difference between the market value and the cost basis of the TBA securities as of period-end and is reported in derivative assets (liabilities) at fair value in our balance sheets.

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$6.975	$4,662
2014	10.800	22,643
2015	9.600	38,748
2016	8.400	41,388
2017	8.400	70,717
2018	5.350	55,814
2019	4.800	54,421
2020	3.950	53,570
2021	3.900	97,601
2022	2.475	87,906
2023 - YTD(1)	1.560	68,604
Totals	$66.210	$596,074

(1)

On October 11, 2023, the Company declared a dividend of $0.12 per share to be paid on November 28, 2023. The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of September 30, 2023.

Book Value Per Share

The Company's book value per share at September 30, 2023 was $8.92. The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At September 30, 2023, the Company's stockholders' equity was $466.8 million with 52,332,306 shares of common stock outstanding.

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities. As of September 30, 2023, approximately 95.1% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio. At June 30, 2023, the allocation to the PT RMBS portfolio was approximately 95.8%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - June 30, 2023	$4,356,203	$17,448	$321	$17,769	$4,373,972
Securities purchased	455,003	-	-	-	455,003
Securities sold	-	-	-	-	-
Losses on sales	-	-	-	-	-
Return of investment	n/a	(581)	-	(581)	(581)
Pay-downs	(98,932)	n/a	n/a	n/a	(98,932)
Discount accretion due to pay-downs	7,252	n/a	n/a	n/a	7,252
Mark to market losses (gains)	(217,411)	966	(44)	922	(216,489)
Market value - September 30, 2023	$4,502,115	$17,833	$277	$18,110	$4,520,225

The tables below present the allocation of capital between the respective portfolios at September 30, 2023 and June 30, 2023, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2023.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2023
Market value	$4,502,115	$17,833	$277	$18,110	$4,520,225
Cash	278,217	-	-	-	278,217
Borrowings(1)	(4,426,947)	-	-	-	(4,426,947)
Total	$353,385	$17,833	$277	$18,110	$371,495
% of Total	95.1%	4.8%	0.1%	4.9%	100.0%
June 30, 2023
Market value	$4,356,203	$17,448	$321	$17,769	$4,373,972
Cash	249,337	-	-	-	249,337
Borrowings(2)	(4,201,717)	-	-	-	(4,201,717)
Total	$403,823	$17,448	$321	$17,769	$421,592
% of Total	95.8%	4.1%	0.1%	4.2%	100.0%

(1)

At September 30, 2023, there were outstanding repurchase agreement balances of $14.7 million secured by IO securities and $0.5 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(2)

At June 30, 2023, there were outstanding repurchase agreement balances of $14.8 million secured by IO securities and $0.3 million secured by IIO securities. We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately (19.0)% and 7.7%, respectively, for the third quarter of 2023. The combined portfolio generated a return on invested capital of approximately (17.9)%.

($ in thousands)
Returns for the Quarter Ended September 30, 2023
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$(9,045)	$447	$-	$447	$(8,598)
Realized and unrealized losses (gains)	(209,854)	966	(44)	922	(208,932)
Derivative gains	142,042	n/a	n/a	n/a	142,042
Total Return	$(76,857)	$1,413	$(44)	$1,369	$(75,488)
Beginning Capital Allocation	$403,823	$17,448	$321	$17,769	$421,592
Return on Invested Capital for the Quarter(1)	(19.0)%	8.1%	(13.7)%	7.7%	(17.9)%
Average Capital Allocation(2)	$378,604	$17,641	$299	$17,940	$396,544
Return on Average Invested Capital for the Quarter(3)	(20.3)%	8.0%	(14.7)%	7.6%	(19.0)%

(1)	Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.
(2)	Calculated using two data points, the Beginning and Ending Capital Allocation balances.
(3)	Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On October 29, 2021, we entered into an equity distribution agreement (the “October 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 9,742,188 shares under the October 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $151.8 million, and net proceeds of approximately $149.3 million, after commissions and fees, prior to its termination in March 2023.

On March 7, 2023, we entered into an equity distribution agreement (the “March 2023 Equity Distribution Agreement”) with three sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through September 30, 2023, we issued a total of 13,190,039 shares under the March 2023 Equity Distribution Agreement for aggregate gross proceeds of approximately $129.8 million, and net proceeds of approximately $127.8 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Company’s Board of Directors authorized the repurchase of up to 400,000 shares of our common stock. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. The authorization does not obligate the Company to acquire any particular amount of common stock and the program may be suspended or discontinued at the Company’s discretion without prior notice. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 904,564 shares of the Company’s common stock. Coupled with the 156,751 shares remaining from the original 400,000 share authorization, the increased authorization brought the total authorization to 1,061,316 shares, representing 10% of the Company’s then outstanding share count. On December 9, 2021, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 3,372,399 shares, bringing the remaining authorization under the stock repurchase program to 3,539,861 shares, representing approximately 10% of the Company’s then outstanding shares of common stock. On October 12, 2022, the Board of Directors approved an increase in the number of shares of the Company’s common stock available in the stock repurchase program for up to an additional 4,300,000 shares, bringing the remaining authorization under the stock repurchase program to 6,183,601 shares, representing approximately 18% of the Company’s then outstanding shares of common stock. This stock repurchase program has no termination date.

From the inception of the stock repurchase program through September 30, 2023, the Company repurchased a total of 4,048,613 shares at an aggregate cost of approximately $68.8 million, including commissions and fees, for a weighted average price of $16.99 per share. During the nine months ended September 30, 2023, the Company repurchased a total of 373,041 shares at an aggregate cost of approximately $4.0 million, including commissions and fees, for a weighted average price of $10.62 per share.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, October 27, 2023, at 10:00 AM ET. The conference call may be accessed by dialing toll free (888) 510-2356. The conference passcode is 8493186. The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until November 27, 2023.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates, and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, inflation, liquidity, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, portfolio positioning and repositioning, hedging levels, leverage ratio, dividends, growth, return opportunities, the supply and demand for Agency RMBS and the performance of the Agency RMBS sector generally, the effect of actual or expected actions of the U.S. government, including the Fed, market expectations, capital raising, future opportunities and prospects of the Company, the stock repurchase program, geopolitical uncertainty and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2023, and December 31, 2022, and the unaudited quarterly statements of operations for the nine and three months ended September 30, 2023 and 2022. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	September 30, 2023	December 31, 2022
ASSETS:
Mortgage-backed securities, at fair value	$4,520,225	$3,540,002
U.S. Treasury securities, at fair value	-	36,382
U.S. Treasury securities, available-for-sale	98,326	-
Cash, cash equivalents and restricted cash	278,217	237,219
Accrued interest receivable	17,316	11,519
Derivative assets, at fair value	20,605	40,172
Other assets	2,204	442
Total Assets	$4,936,893	$3,865,736

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$4,426,947	$3,378,445
Dividends payable	8,398	5,908
Derivative liabilities, at fair value	2,731	7,161
Accrued interest payable	15,836	9,209
Due to affiliates	1,252	1,131
Other liabilities	14,888	25,119
Total Liabilities	4,470,052	3,426,973
Total Stockholders' Equity	466,841	438,763
Total Liabilities and Stockholders' Equity	$4,936,893	$3,865,736
Common shares outstanding	52,332,306	36,764,983
Book value per share	$8.92	$11.93

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF COMPREHENSIVE INCOME
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2023	2022	2023	2022
Interest income	$128,030	$112,735	$50,107	$35,610
Interest expense	(149,593)	(32,196)	(58,705)	(21,361)
Net interest (expense) income	(21,563)	80,539	(8,598)	14,249
Losses on RMBS and derivative contracts	(30,323)	(360,657)	(66,890)	(94,433)
Net portfolio loss	(51,886)	(280,118)	(75,488)	(80,184)
Expenses	14,467	13,261	4,644	4,329
Net loss	$(66,353)	$(293,379)	$(80,132)	$(84,513)
Other comprehensive income	16	-	16	-
Comprehensive net loss	$(66,337)	$(293,379)	$(80,116)	$(84,513)

Basic and diluted net loss per share	$(1.58)	$(8.31)	$(1.68)	$(2.40)
Weighted Average Shares Outstanding	42,103,532	35,336,702	47,773,409	35,205,888
Dividends Declared Per Common Share:	$1.440	$1.995	$0.480	$0.545

	Three Months Ended September 30,
Key Balance Sheet Metrics	2023	2022
Average RMBS(1)	$4,447,098	$3,571,037
Average repurchase agreements(1)	4,314,332	3,446,420
Average stockholders' equity(1)	478,463	453,369
Adjusted leverage ratio - as of period end(2)	9.5:1	7.8:1
Economic leverage ratio - as of period end(3)	8.5:1	7.3:1

Key Performance Metrics
Average yield on RMBS(4)	4.51%	3.99%
Average cost of funds(4)	5.44%	2.48%
Average economic cost of funds(5)	3.18%	2.00%
Average interest rate spread(6)	(0.93)%	1.51%
Average economic interest rate spread(7)	1.33%	1.99%

(1)	Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.
(2)	The adjusted leverage ratio is calculated by dividing ending repurchase agreement liabilities by ending stockholders’ equity.
(3)	The economic leverage ratio is calculated by dividing ending total liabilities adjusted for net notional TBA positions by ending stockholders' equity.
(4)	Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.
(5)	Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.
(6)	Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.
(7)	Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.